Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors — Will Lyons, (617) 532.8104, ir@enernoc.com
Media — Sarah McAuley, (617) 532.8183, news@enernoc.com

EnerNOC Reports First Quarter 2008 Financial Results

Record 390-Megawatt Sales Quarter Drives Long-Term Recurring Revenue Growth

BOSTON, MA, May 7, 2008 — EnerNOC, Inc. (NASDAQ: ENOC), a leading developer and provider of clean and intelligent energy solutions, today announced financial results for the first quarter ended March 31, 2008.

“We experienced another outstanding quarter of record growth while continuing to expand our gross margin and drive important operational efficiencies in our business,” said Tim Healy, chairman and CEO of EnerNOC.  “Our first quarter financial results and reaffirmation of 2008 financial guidance reflect strong momentum in our business and continued discipline in managing our operating expenses.  Our highly-differentiated commercial, industrial, and institutional-focused demand response and energy management solutions continue to help customers get more from energy.  We believe that we have the strategy in place to add value to our customers and increase shareholder value through ongoing technological innovation in the rapidly evolving, complex, energy industry.  We are very pleased with our performance this quarter as it represents another strong step forward on our path to profitability.”

“During the first quarter of 2008, our leadership position was bolstered by leveraging the targeted investments that we made in the last year, our expansion into new service territories, and the continued demand for our turn-key demand response and energy management solutions.  As our grid operator and utility customers ready their systems for the upcoming peak summer months, EnerNOC stands ready to cost-effectively deliver clean, reliable, technology-enabled demand response and energy management solutions to meet their real-time operational needs.”

Financial Summary

The following financial metrics are reported on a U.S. GAAP-basis:

Revenues — EnerNOC reported revenues of $18.6 million for the first quarter of 2008, compared to $10.0 million for the same period in 2007, an increase of $8.6 million.

Cost of Revenues — Cost of revenues for the first quarter of 2008 was $12.1 million, compared to $7.1 million for the same period in 2007, an increase of $5.1 million.

Gross Profit/Gross Margin — Gross profit for the first quarter of 2008 was $6.5 million, compared to $2.9 million for the same period in 2007, an increase of $3.6 million.  Gross margin was 34.8% for the first quarter of 2008, compared to 29.1% for the first quarter of 2007.

Operating Expenses — Total operating expenses for the first quarter of 2008 were $18.2 million (inclusive of $2.2 million of non-cash stock-based compensation charges), compared to $6.9 million for the same period in 2007 (inclusive of $0.6 million of non-cash stock-based compensation charges), an increase of $11.3 million.  The increase in operating expenses was primarily the result of the Company executing its strategy and expanding into recently-opened demand response markets.  The Company increased its operating leverage in the quarter as reflected by the increase in megawatts under management per full-time employee from 4.4 at the end of 2007 to 5.3 at the end of the first quarter.

Net Loss — Net loss for the first quarter of 2008 was $11.0 million, or $0.57 cents per basic and diluted share, compared to a net loss of $3.8 million, or $0.91 cents per basic and diluted share, for the same period in 2007.

Cash, Cash Equivalents, and Marketable Securities — As of March 31, 2008, the Company had cash, cash equivalents, and marketable securities totaling $62.4 million (of which $48.4 million represented cash and cash equivalents), a decrease of $23.4 million from the December 31, 2007 balance of $85.7 million.  This decrease included the effect of posting $10.0 million of financial assurances to satisfy certain demand response market requirements.

Restricted Cash and Deposits — As of March 31, 2008, the Company had restricted cash of $13.2 million and financial assurance deposits of $14.2 million, totaling $27.4 million as compared to $17.5 million as of December 31, 2007, an increase of $10.0 million.  As the Company fulfills its obligations and enrolls capacity in certain markets, a portion or all of these deposits will be released.  The Company expects a majority of these deposits will be released in the second quarter of 2008.

Business Update

EnerNOC’s first quarter 2008 business highlights included:

•                  Driving record growth of demand response megawatts under management to 1,502 megawatts as of March 31, 2008.  This represents an increase of 390 megawatts under management during the quarter and the highest quarterly sales performance in Company history.

•                  More than doubling the number of demand response megawatts under management in the PJM control region to 481, an increase of 297 megawatts, or 161%, since December 31, 2007.  This PJM total includes 82 megawatts currently earning revenue and 399 megawatts that are expected to begin earning revenue on June 1, 2008.

•                  Growing its commercial, industrial, and institutional demand response customer network to 1,062 customers across 2,864 sites, up from 793 customers across 2,189 sites as of December 31, 2007.

•                  Signing a 25-megawatt contract with the Ontario Power Authority to provide demand response capacity in the Greater Toronto Area, Waterloo Region, and City of Hamilton.

•                  Selling and enabling demand response megawatts pursuant to cleared bids in the newly-created ERCOT Emergency Interruptible Load Service market in Texas.

•                  Receiving a waiver from the Federal Energy Regulatory Commission regarding a late filing, enabling the Company to fully participate in ISO New England’s 2011-2012 Forward Capacity Auction #2 in December 2008.

•                  Further validating its position as a demand response market leader by securing a second patent from the US Patent and Trademark Office.  This patent covers the complex aspects associated with the remote management and control of distributed energy resources, including monitoring, alarming, aggregation, cost allocation, data management, and reporting.

•                  Continuing to participate in ISO New England’s Demand Response Reserves Pilot, an ancillary services pilot program designed to help enhance grid stability, achieve consistency with Northeast Power Coordinating Council capacity resource requirements, and further evaluate demand response as an ancillary services product.

Financial Outlook

The Company reiterates its previously issued revenue guidance of $99 million to $105 million for 2008 based on continued momentum in its core business and growing receptivity to its new business initiatives.  The Company also reiterates its previously issued operating expense guidance of $74 million to $79 million and that it expects gross margin to be higher than calendar year 2007 gross margin of 36%.  The Company expects to generate positive cash flow from operations in the second half of calendar year 2009 and that 2010 will be its first full year of profitability.

Company Update

On May 1, 2008, EnerNOC acquired 100% of the membership interests of South River Consulting, LLC (South River) for a purchase price equal to approximately $4.8 million, subject to certain upward adjustments, which consisted of $3.0 million in cash and 120,000 shares of EnerNOC common stock that had a value of approximately $1.8 million as of the closing date, plus certain earn-out payments contingent on South River attaining specific revenue and gross margin targets over the next 24 months.

Webcast Reminder

As previously announced, EnerNOC’s Chairman and Chief Executive Officer, Tim Healy, President, David Brewster, and Chief Financial Officer, Neal Isaacson, will host a conference call today at 5:00 p.m. ET to discuss details regarding the Company’s first quarter performance, as well as other forward-looking information about the Company’s business.  Domestic callers may access the earnings conference call by dialing 877-548-7915 (International callers, dial 719-325-4896).  Investors and other interested parties may also go to the Investor Relations section of EnerNOC’s website at http://investor.enernoc.com/webcasts.cfm for a live webcast of the conference call.  To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

An audio replay of the earnings conference call will be available shortly after the call and will remain available through May 14, 2008.  The replay can be accessed by dialing 888-203-1112.  International callers should dial 719-457-0820.  The replay passcode for all callers is 5446727.

About EnerNOC

EnerNOC, Inc. is a leading developer and provider of clean and intelligent energy solutions to utilities and electric power grid operators, as well as commercial, institutional, and industrial customers. EnerNOC’s technology-enabled demand response and energy management solutions help optimize the balance of electric supply and demand. The Company uses its Network Operations Center, or NOC, to remotely manage and reduce electricity consumption across a network of commercial, institutional, and industrial customer sites and make demand response capacity and energy available to utilities and grid operators on demand. For more information, visit www.enernoc.com.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to future financial performance, the future growth of the Company’s demand response and energy management solutions, including the Company’s ability to continue to capture market share and grow its business in terms of megawatts under management, revenues, and gross margins, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, certain of the Company’s contracts and expansion of existing contracts may be subject to approval of state or local regulatory agencies.  There can be no assurance that such approvals will be obtained.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on

March 28, 2008, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: EnerNOC, Inc.

EnerNOC, Inc.

SELECTED FINANCIAL INFORMATION

(in thousands, except for per share data)

EnerNOC, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2008	2007

Revenues	$18,612	$9,971
Cost of revenues	12,141	7,065
Gross profit	6,471	2,906

Operating expenses:
Selling and marketing expenses	5,833	3,067
General and administrative expenses	10,824	3,466
Research and development expenses	1,511	341
Total operating expenses	18,168	6,874
Loss from operations	(11,697)	(3,968)
Interest and other income (expense), net	782	154
Loss before income tax expense	(10,915)	(3,814)
Provision for income tax expense	85	—
Net loss	$(11,000)	$(3,814)

Basic and diluted net loss per share	$(0.57)	$(0.91)

Weighted average basic and diluted shares used in computation
	19,170,139	4,181,913

EnerNOC, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$48,435	$70,242
Restricted cash, including non-current	13,175	3,018
Marketable securities	13,951	15,500
Deposits, including non-current	14,249	14,451
Property and equipment, net	25,556	23,195
Total assets	139,509	155,584
Liabilities & Stockholders’ Equity
Deferred revenue	2,137	3,154
Stockholders’ equity	114,579	122,417
Total long-term debt, including current portion	5,504	6,091
Total liabilities and stockholders’ equity	139,509	155,584

EnerNOC, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2008	2007

Cash used in operating activities	$(5,474)	$(281)
Cash used in investing activities	(15,874)	(6,237)
Cash (used in) provided by financing activities	(459)	9,915
Net (decrease) increase in cash and cash equivalents	$(21,807)	$3,397